F  O  R   .   I  M  M  E  D  I  A  T  E   .   R  E  L  E  A  S  E

Spectrum Signal Processing Provides Wideband OFDM-based Software Defined Radio Solution to U.S. Defense Contractor

flexComm™ Software Reconfigurable Subsystem Includes Wideband, Ad Hoc Networking Waveform

Burnaby, B.C., Canada – August 28, 2003 – Spectrum Signal Processing Inc. (NASDAQ: SSPI / TSX: SSY), a leading provider of high performance solutions for wireless signal and packet-voice processing, today announced that it will be providing a software defined radio (SDR) demonstration system running a wideband, ad hoc networking waveform based on orthogonal frequency division multiplexing (OFDM) to a leading provider of software defined radios to the military. The solution will be based on Spectrum’s flexComm SDR-3000 family of software defined radio platforms and will provide the testbed demonstrating support of high bandwidth communications in a mesh network of radios. A mesh network is an area network whereby users are connected to each other without the need for a central communications hub. Mesh networks offer reliability and redundancy since if one radio ceases to operate, other radios can continue to communicate directly or through one or more intermediate radios. This is the concept behind the Wideband Networking Waveform (WNW), a critical new waveform for the Joint Tactical Radio System (JTRS).

“It is extremely satisfying to have another U.S. defense contractor validate Spectrum’s leadership position in software defined radio platforms,” said Sean Howe, Vice President and General Manager of Spectrum’s Wireless Systems Group. “We are pleased to be able to support our client’s efforts in SDR by developing and demonstrating a wideband, ad hoc networking waveform. Being selected by our client to provide this type of solution validates our strategy to offer our customers Application Engineering Services that complement our hardware platform offering.”

Spectrum’s hardware platform was chosen on the basis of flexibility and performance. The ability to network different types of processors, including state-of-the-art Xilinx™ Field Programmable Gate Arrays, Texas Instruments Digital Signal Processors, and PowerPC™ processors from Motorola and IBM, to handle all the waveform processing was of critical importance to the client. Spectrum’s Application Engineering Services team complemented the value of the hardware platform by demonstrating a thorough expertise of the waveform requirements and by offering a development plan that significantly shortened the client’s time to market.

OFDM is a technology that transmits data simultaneously over a large number of channels at different frequencies, enabling high bandwidth communications. This digital modulation/demodulation technique is highly spectral efficient and resilient to interference which results in better signal reception and reduced probability of intercept.

About Spectrum Signal Processing Inc.

Spectrum Signal Processing designs, develops and markets high performance wireless signal processing and packet-voice processing platforms for use in defense and communications infrastructure equipment. Spectrum’s optimized hardware, software and chip technology work together to collect, compress and convert voice and data signals. Leveraging its 16 years of design expertise, Spectrum provides its customers with faster time to market and lower costs by delivering highly flexible, reliable and high-density solutions. Spectrum subsystems are targeted for use in government intelligence, surveillance and communications systems, satellite hubs, cellular base stations, media gateways and next-generation voice and data switches. More information on Spectrum and its flexComm and aXs™ product lines is available at www.spectrumsignal.com.

This news release contains forward-looking statements related to the sale of Spectrum Signal Processing Inc. flexComm products.  The statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions and the other risks detailed in the company’s prospectus and from time-to-time in other filings. Actual results may differ materially form those projected. These forward-looking statements represent the company’s judgment as of the date of this report and the company may or may not update these forward-looking statements in the future. Readers are referred to Spectrum’s assumptions and risk factors set out in the most current Form 20-F filed with the Securities and Exchange Commission and the British Columbia Securities Commission.

™flexComm  is a trademark of Spectrum Signal Processing Inc.

™Xilinx is a trademark of Xilinx Inc.

™PowerPC is a trademark of International Business Machines Corporation.

Spectrum Contacts:

Annette Colligan Technical and Trade Media Phone: 604-421-5422 ext. 150 Email: annette_colligan@spectrumsignal.com	Liza Aboud Business Media & Investor Relations Phone: 604-421-5422 ext. 152 Email: liza_aboud@spectrumsignal.com